AMENDED AND RESTATED

SHAREHOLDER SERVICING AGREEMENT

DAILY INCOME FUND

(the “Fund”)

U.S. Treasury Portfolio

Money Market Portfolio

Municipal Portfolio

U.S. Government Portfolio

(the “Portfolios”)

Institutional Service Class

Investor Class

Investor Service Class

Retail Class

1411 Broadway, 28th Floor

New York, New York 10018

October 30, 2000
amended and restated
July 20, 2006, May
22, 2007, and July 29, 2011

Reich & Tang Distributors, Inc. (“Distributor”)

1411 Broadway, 28th Floor

New York, New York 10018

Gentlemen:

We herewith confirm our agreement with you as follows:

1. We hereby employ you, pursuant to the Amended and Restated Distribution and Service Plan, as amended, adopted by us in accordance with Rule 12b-1 (the “Plan”) under the Investment Company Act of 1940, as amended (the “Act”), to provide the services listed below on behalf of the Institutional Service Class, Investor Class, Investor Service Class and Retail Class shares of each Portfolio. You will perform, or arrange for others including organizations whose customers or clients are shareholders of our corporation (the “Participating Organizations”) to perform, all personal shareholder servicing and related maintenance of shareholder account functions (“Shareholder Services”) not performed by us or our transfer agent.

2. You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that each portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Participating Organizations in rendering such services to shareholders, and (ii) preparing, printing and delivering our prospectus to existing shareholders and preparing and printing subscription application forms for shareholder accounts.

3. You may make payments from time to time from your own resources, including the fees payable hereunder and past profits to compensate Participating Organizations for providing Shareholder Services to the Institutional Service Class, Investor Class, Investor Service Class and Retail Class Shareholders of the Fund. Payments to Participating Organizations to compensate them for providing Shareholder Services are subject to compliance by them with the terms of written agreements satisfactory to our Board of Trustees to be entered into between the Distributor and the Participating Organizations. The Distributor will in its sole discretion determine the amount of any payments made by the Distributor pursuant to this Agreement, provided, however, that no such payment will increase the amount which each Portfolio is required to pay either to the Distributor under this Agreement or the Distribution Agreement or to the Manager under the Investment Management Contract, the Administrative Services Agreement, or otherwise.

4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

5. In consideration of your performance, each Portfolio will pay you a service fee, as defined by Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. at the annual rate of one quarter of one percent (0.25%) of each Portfolio’s Institutional Service Class, Investor Class, Investor Service Class and Retail Class Shares’ average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

6. This Agreement became effective on October 30, 2000, and continued in effect until March 31, 2001, and thereafter for successive twelve-month periods (computed from each April 1st), provided that such continuation is specifically approved at least annually by vote of our Board of Trustees and of a majority of those of our Trustees who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. With respect to each Portfolio, this Agreement may be terminated at any time without the payment of any penalty, (a) on sixty days’ written notice to you (i) by vote of a majority of our entire Board of Trustees, and by a vote of a majority of our Trustees who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of each class of each Portfolio, as defined in the Act, or (b) by you on sixty days’ written notice to us.

7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, the right of any of your employees, officers or directors, who may also be a trustee, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

9. The provisions of this Agreement are severable with respect to each Portfolio covered by this Agreement.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

DAILY INCOME FUND
U.S. Treasury Portfolio
Money Market Portfolio
Municipal Portfolio
U.S. Government Portfolio

By:	/s/ Michael P. Lydon
Name:	Michael P. Lydon
Title:	Trustee

ACCEPTED: October 30, 2000,

amended and restated

July 20, 2006, May 22, 2007, and July 29, 2011

REICH & TANG DISTRIBUTORS, INC.

By:	/s/ Joseph Jerkovich
Name:	Joseph Jerkovich
Title:	Senior Vice President and Chief Financial Officer

LEGAL_US_E # 71403718.7

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